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                                                                     EXHIBIT 10

                       EMPLOYMENT CONTINUATION AGREEMENT



         THIS AGREEMENT is made effective for all purposes and in all respects as of the 22nd day of March, 1999, by and between Tuscarora Incorporated, a Pennsylvania corporation ("Employer"), and James H. Brakebill ("Employee"). This Agreement shall replace and supersede any previous employment arrangements between Employer and Employee.

                                   WITNESSETH

         WHEREAS, Employee is currently employed by Employer as Vice President of Manufacturing Services; and

         WHEREAS, Employee desires to leave his current position but to continue employment with the Employer as a Senior Technical Advisor; and

         WHEREAS, Employer desires to employ Employee as a Senior Technical Advisor; and

         WHEREAS, Employer and Employee wish to put into writing the terms and conditions of this new employment arrangement;

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. Employment. Effective as of any date designated by the Employee between April 1, 1999 and September 1, 1999, Employee shall be employed by Employer as a Senior Technical Advisor for the term described in paragraph 2 below, and in such capacity shall perform the duties described in paragraph 3 below.

         2. Term. Subject to Section 5 hereof, the term of this Agreement shall be three (3) years, beginning on the date selected by Employee in accordance with paragraph 1 above.

         3. Duties. (a) Employee shall consult on such technical matters as may be requested by the Employer from time to time during the term of this Agreement. Employee shall provide such services as follows:

             (i) For a maximum of sixty-five (65) hours per month during the first year of this Agreement;

            (ii) for a maximum of fifty (50) hours per month during the second year of this Agreement; and




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           (iii) for a maximum of thirty (30) hours per month during the third year of this Agreement.

         (b) To the extent necessary to provide the services required by subparagraph (a) above during the term of this Agreement, Employee shall devote his full attention and best abilities to his duties hereunder, to give proper time and attention to furthering Employer's business and to comply with all of Employer's rules, regulations, bylaws and other applicable corporate documents. Employee shall not, directly or indirectly, engage in any business or other conduct during the term of this Agreement which would detract from Employee's ability to apply his best efforts to the performance of his duties under this Agreement.

         4. Compensation and Benefits. During the term of Employee's employment hereunder, Employer shall pay Employee the following salary, compensation and benefits:

         (a) Salary and Compensation. The Employer shall pay the employee the following compensation:

             (i) During the first year of the term of this Agreement, Employer shall pay Employee a salary of $10,000 per month.

            (ii) During the second year of the term of this Agreement, Employer shall pay Employee a salary of $7,500 per month.

           (iii) During the third year of the term of this Agreement, Employer shall pay Employee a salary of $5,000 per month.

In the event the Employee works in any year more than twelve times the number of hours required per month for that year (as specified in Paragraph 3), the Employer shall pay the Employee an additional $150 for each hour in excess of the annual required hours. Upon completion of the third year of the term of this Agreement, Employee shall not be entitled to any further compensation under this Agreement.

         (b) Benefits. Employee shall be entitled to such benefits as any full-time employee of Employer employed in the same capacity; provided, however, that Employee shall not be eligible after Employer's 1999 fiscal year for either
(i) vacation or holiday pay or (ii) an incentive bonus.

         (c) Expenses. The Employer shall reimburse the Employee for (or pay on his behalf) all reasonable travel and

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out-of-pocket expenses incurred by the Employee in performing his duties under this Agreement.

         (d) Disability. Notwithstanding Paragraph (a) above, if, during the term of this Agreement, Employee shall become eligible under either the Employer's short-term or long-term disability program then in effect (due to a disability or illness), the Employee shall be compensated in accordance with the terms of the applicable disability program during the period of his incapacity (not to exceed the then remaining term of this Agreement).

         5. Termination. (a) If Employee dies during the term of this Agreement, Employee's employment hereunder shall automatically terminate as of the date of his death and all of Employer's obligations hereunder, other than any obligation with respect to the payment of unpaid salary or benefits earned by Employee prior to his death, shall terminate as of that date; Notwithstanding the preceding sentence, if Employee terminates employment on account of his death,

            (i) the payments required under Section 4(a) shall continue to be paid to his spouse (if she is then living) for a period not to exceed the lesser of (A) six (6) months or (B) the remaining term of this Agreement; and

           (ii) during the salary continuation period specified in Paragraph
(a) (i) above, Employer shall pay the cost for Employee's spouse to continue (under the "COBRA" continuation health coverage rules) any health coverage she may have had on the date of Employee's death under an Employer-provided health program. Upon completion of the salary continuation period, Employee's spouse shall thereafter pay for the full cost of any continued health coverage to which she may be entitled under COBRA or other applicable law.

         (b) Employer may, by written notice to Employee, terminate Employee's employment under this Agreement for cause at any time, in which event this Agreement shall automatically terminate and Employee shall not be entitled to any further payments hereunder. For purposes of this Agreement, "cause" shall mean:

             (i) dishonesty;

            (ii) gross negligence or willful misconduct;

           (iii) fraudulent or unethical conduct;

            (iv) unreasonable neglect of or refusal to perform Employee's duties under this Agreement;


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             (v) violation of any agreements, covenants, terms or conditions under this Agreement; and

            (vi) conduct which has injured or would injure Employer's business or reputation or otherwise adversely affect its interests.

         (c) Employee may terminate his employment under this Agreement at any time without cause. Written notice of such a termination shall be given to the other party at least one hundred and twenty (120) days prior to the intended date of termination. Upon Employee's termination of employment pursuant to this Paragraph (c), all of Employer's obligations under this Agreement, other than any obligation with respect to the payment of unpaid salary or benefits earned by Employee prior to his date of termination, shall terminate.

         (d) Any termination of Employee's employment hereunder shall not cause Sections 6 and 7 of this Agreement to terminate, but, rather, such Sections 6 and 7 shall continue in full force and effect to the extent provided therein. Employee shall return to Employer, upon Employee's termination of employment with Employer, all reports, books, records, manuals, correspondence, computer programs or other computer storage mediums in any form, papers, petty cash, checks, credit cards, customer lists, lists of resumes of personnel and other written, typed, printed or reproduced materials in whatever form or medium, within his possession, custody or control, whether furnished by Employer or prepared by Employee, which contain any information relating to the customers or business of Employer or any of its subsidiaries or affiliates.

         6. Non-Competition. (a) Employee agrees that during the term of this Agreement and for one (1) year after the date on which his employment with Employer terminates, he shall:

            (i) not directly or indirectly have an interest or participate in the ownership, management, operation or control of, or be employed by, act as a consultant to, or otherwise be connected in any manner with, or have any direct or indirect financial interest (including, without limitation, an interest as a creditor) in, any business concern that does business in either North America or Europe that is (A) directly or indirectly competitive with Employer's business,
(B) a supplier to Employer's business or to a business which is directly or indirectly competitive with Employer's business or (C) is a customer of Employer;

           (ii) not directly or indirectly solicit the trade of, or trade with, any customer, prospective customer, supplier,



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or prospective supplier of Employer for any business purpose other than for the benefit of Employer; and

          (iii) not solicit or induce, directly or indirectly, any employee of Employer to leave the employ of Employer to work with Employee or any other person or entity with whom Employee is or becomes affiliated.

         (b) Employee acknowledges and agrees that the remedy at law for any breach of the provisions of this Section 6 will be inadequate and that Employer shall, in addition to any other relief available to it, be entitled to injunctive relief and specific performance without the necessity of proving actual damage. If a court of competent jurisdiction shall finally determine that the restraints provided for in Section 6 hereof are too broad as to the geographic area, activity, or time covered, such provisions shall be deemed reformed to the maximum area, activity, or time covered permitted by applicable law and shall be enforced as such.

         (c) During the term of this Agreement, Employee shall give Employer written notice of his acquisition of an interest or acceptance of employment with a business concern which would be covered by Paragraph (a) (i) above but for the fact that it is not doing business in North America or Europe at least fourteen (14) days in advance of the date he is to acquire such interest or to begin such employment.

         7. Confidentiality. Employee recognizes, that in the course of performing his services hereunder, Employer will disclose to him certain confidential information relating to the business of Employer. Information shall be considered "confidential" for purposes of this provision if it is private or confidential in that it is not generally known or available to the public. Employee will not, during or after the term of this Agreement, divulge, furnish or make accessible to anyone any trade secrets, customer lists, computer programs or confidential or privileged information of any kind with respect to the customers or business operations of Employer or any of its subsidiaries or affiliates, except as he may disclose in fulfillment of his duties under this Agreement or as required by law.

         8. Survival. The covenants contained in Sections 6 and 7 hereof shall survive the termination of this Agreement for the period of time set forth in those Sections 6 and 7.

         9. Venue. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto, shall be brought in the courts of the Commonwealth of Pennsylvania or in any United States District Court in the Commonwealth of Pennsylvania



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and, by execution and delivery of this Agreement, each of the parties to this
Agreement accepts the exclusive jurisdiction of such courts and agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         10. Remedies. If Employer prevails in any court action or proceeding for damages or injunctive relief relating to this Agreement, Employee agrees that, in addition to any other relief available under law, Employer shall be entitled to reasonable attorneys fees, costs and expenses of litigation incurred by Employer in securing the relief granted by the court.

         11. Withholding. Employer shall withhold, in accordance with its established payroll practices and procedures, any amounts required to be withheld under applicable law or regulation from any compensation or benefits provided to Employee hereunder.

         12. Notice. All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, return receipt requested, to the parties at their addresses designated below (or at such other address as the sender may be given by notice hereunder):

                            (a) To Employer:

                            c/o John P. O'Leary, Jr. or Brian C. Mullins
                            Tuscarora Incorporated
                            800 5th Avenue
                            New Brighton, PA 10566


                            (b) To Employee:

                            404 Canterbury Drive
                            Coraopolis, PA 15108

         13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. This Agreement shall not be assignable by Employee unless Employer so agrees in writing and any attempted assignment by Employee in violation of this covenant shall be null and void.

         14. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania.

         15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or


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unenforceable for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         16. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to Employee's employment hereunder, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect to the fullest extent permitted by law. No change or modification hereof shall be valid or binding unless the same is in writing and signed by both of the parties hereto.

         17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, Employee has duly executed this Agreement and Employer has caused this Agreement to be executed by a duly authorized officer thereof as of the day and year first above written.


                                  TUSCARORA INCORPORATED

                                  By: /s/ John P. O'Leary, Jr.
                                     ---------------------------
                                  Title: President & CEO
                                        ------------------------


ATTEST:

/s/ Brian C. Mullins
----------------------


                                  /s/ JAMES H. BRAKEBILL
                                  ------------------------------
                                  JAMES H. BRAKEBILL





WITNESS:

/s/ Christina A. Starcher
--------------------------




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